EXHIBIT 4.5
CINEMARK HOLDINGS, INC.
REGISTRATION AGREEMENT
     THIS REGISTRATION AGREEMENT (this “Agreement”) is made as of August 7, 2006, among Cinemark Holdings, Inc., a Delaware corporation (the “Company”), Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership (“MDCP”), Lee Roy Mitchell and The Mitchell Special Trust (collectively, the “Mitchell Investors”), Northwestern University (“NWU”), K&E Investment Partners, LLC — 2004-B DIF (“K&E”), Piola Investments Ltd. (“Piola”), John Madigan (“Madigan”), Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle (Cinemark) Capital Partners LP and Quadrangle Capital Partners A LP (collectively, the “Quadrangle Investors”), Syufy Enterprises, LP, a California limited partnership (the “Syufy Investor”), and Century Theatres Holdings, LLC, a California limited liability company (“CTH”). MDCP, the Mitchell Investors, the Quadrangle Investors, the Syufy Investor, CTH, NWU, K&E, Piola and Madigan are collectively referred to herein as the “Investors” and individually as an “Investor.” Unless otherwise specified herein, all of the capitalized terms used herein are defined in paragraph 10 hereof.
     WHEREAS, MDCP acquired shares of Class A Common Stock (“Cinemark Class A Common Stock”) of Cinemark, Inc., a Delaware corporation (“Cinemark”), pursuant to the Stock Purchase Agreement between MDCP and the Company dated as of March 12, 2004 (the “MDCP Purchase Agreement”);
     WHEREAS, Cinemark, MDCP and the Mitchell Investors and other stockholders are parties to that certain Registration Agreement dated March 12, 2004, (the “Original Agreement”);
     WHEREAS, pursuant to a securities purchase agreement dated as of December 30, 2004 (the “Quadrangle Purchase Agreement”), the Quadrangle Investors acquired a portion of the Cinemark Class A Common Stock held by MDCP immediately prior to the execution of the Quadrangle Purchase Agreement;
     WHEREAS, in connection with the Quadrangle Purchase Agreement, the Original Agreement was amended to provide for the Quadrangle Investors to become parties thereto and to be provided certain registration rights thereunder (as so amended, the “Amended Agreement”);
     WHEREAS, pursuant to a certain securities purchase agreement dated as of December 30, 2004, K&E acquired shares of Cinemark Class A Common Stock previously held by MDCP and became a party to the Original Agreement by executing a joinder thereto in accordance with Section 8 thereof;
     WHEREAS, pursuant to a certain securities purchase agreement dated as of July 5, 2005 (the “Piola Purchase Agreement”), Piola acquired shares of Cinemark Class A Common Stock from Cinemark and became a party to the Amended Agreement by executing a joinder thereto in accordance with Section 8 thereof;

     WHEREAS, NWU and Madigan acquired shares of Cinemark Class A Common Stock previously held by MDCP pursuant to certain securities purchase agreements with MDCP and became parties to the Original Agreement by executing joinders thereto in accordance with Section 8 thereof;
     WHEREAS, pursuant to a contribution and exchange agreement dated as of the date hereof (the “Syufy Contribution Agreement”), the Syufy Investor will receive 3,388,466 shares of Company Class A Common Stock in exchange for the contribution (the “Syufy Contribution”) by the Syufy Investor of certain shares of common stock of Century Theatres, Inc. (“Century”);
     WHEREAS, the Contribution is being made in connection with the Company’s and Cinemark USA, Inc.’s acquisition of Century (the “Acquisition”) pursuant to a Stock Purchase Agreement, dated as of the date hereof, by and among Century, CTH, the Syufy Investor, the Company and Cinemark USA, Inc. (the “Century Stock Purchase Agreement”);
     WHEREAS, as of the date of this Agreement, CTH owns all of the issued and outstanding shares of capital stock of Century (the “Century Shares”), and the Syufy Investor owns all of the outstanding limited liability company interests of CTH;
     WHEREAS, prior to the closing, CTH will distribute all of the Century Shares to the Syufy Investor and thereafter CTH will be dissolved pursuant to the Beverly-Killea Limited Liability Company Act, as amended, immediately after which the Syufy Investor will own all of the Century Shares and become an Investor hereunder;
     WHEREAS, upon the distribution of the Century Shares to the Syufy Investor by CTH, CTH will cease to be a party to this Agreement and thereafter will have no further rights or obligations hereunder.
     WHEREAS, immediately prior to and in connection with the Acquisition, each Stockholder will contribute one hundred percent of such Stockholder’s shares of Cinemark Class A Common Stock and Cinemark Preferred Stock (if any) to the Company (the “Cinemark Inc. Contribution”) in exchange for an equivalent number of shares of Company Class A Common Stock and Company Preferred Stock, pursuant to a Contribution Agreement dated as of the date hereof by and among the Company and the Investors (the “Company Contribution Agreement”); and
     WHEREAS, the Company and the Investors desire to enter into this Agreement for the purposes of implementing the terms of this Agreement, all to become effective immediately following the Cinemark Inc. Contribution and Syufy Contribution and conditioned upon the closing of the Acquisition as more fully described below.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. Effectiveness.
          (a) The parties are entering into this Agreement in connection with the transactions contemplated by the Acquisition. This Agreement shall become automatically effective upon, and only upon, the closing of the Acquisition, at which time the Amended Agreement shall terminate automatically and be of no further force and effect. In the event the Acquisition is not consummated and the Stock Purchase Agreement, dated as of the date hereof by and among the Company, Cinemark USA, Inc. and the Syufy Investor, is terminated, this Agreement shall become null and void and of no further force and effect.
          (b) Upon the distribution of the Century Shares to the Syufy Investor by CTH, CTH will cease to be a party to this Agreement and thereafter will have no further rights or obligations hereunder, and the Syufy Investor will become an Investor hereunder.
     2. Demand Registrations.
          (a) Requests for Registration. Subject to the terms and conditions of this Agreement, at any time the holders of a majority of the MDCP Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”). Subject to the terms and conditions of this Agreement, at any time after the first to occur of (i) the third anniversary of the Closing under the MDCP Purchase Agreement, (ii) 180 days after the completion of an initial public offering of the Company Class A Common Stock registered under the Securities Act (the “IPO”), or (iii) the Company achieves or exceeds its annual EBITDA target as set forth in the Company’s Five-Year Plan for any two consecutive fiscal years prior to the end of the Company’s 2008 fiscal year, the holders of a majority of the Mitchell Registrable Securities may request registration under the Securities Act of all or any portion of their respective Registrable Securities on a Long-Form Registration; provided that in the case of the first Demand Registrations under clauses (i) and (iii) above, the registration offering price per share of Company Class A Common Stock must be at least twice the initial cost per share of the Cinemark Class A Common Stock purchased by MDCP under the MDCP Purchase Agreement. Subject to the terms and conditions of this Agreement, at any time after 180 days after the completion of an IPO, (i) the holders of a majority of the Quadrangle Registrable Securities and (ii) the holders of a majority of the Syufy Registrable Securities, each as a separate group, may request registration under the Securities Act of all or any of their Registrable Securities on a Long-Form Registration. In addition, subject to the terms and conditions of this Agreement, at any time after the IPO, the holders of a majority of the MDCP Registrable Securities, the holders of a majority of the Mitchell Registrable Securities, the holders of a majority of the Quadrangle Registrable Securities and the holders of a majority of the Syufy Registrable Securities, each as a separate group, may request registration under the Securities Act of all or any portion of their respective Registrable Securities on Form S-3 (including pursuant to Rule 415 under the Securities Act) or any similar short-form registration (“Short-Form Registrations”) if available. All registrations requested pursuant to this paragraph 2(a) are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered, the anticipated per share price range for such offering and the intended method of distribution. Within ten days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms of paragraph 2(d) hereof, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice.
          (b) Long-Form Registrations. Subject to paragraph 2(d) of this Agreement, the holders of a majority of the MDCP Registrable Securities shall be entitled to request four Long-Form Registrations, the holders of a majority of the Mitchell Registrable Securities shall be entitled to request two Long-Form Registrations, the holders of a majority of the Quadrangle Registrable Securities shall be entitled to request one Long-Form Registration and the holders of a majority of the Syufy Registrable Securities shall be entitled to request one Long-Form Registration. The Company shall pay all Registration Expenses in connection with such Long-Form Registrations as provided in this Agreement; provided that the aggregate offering value of the Registrable Securities requested to be registered in connection with a Long-Form Registration which is the IPO must equal at least $100,000,000, and the aggregate offering value of the Registrable Securities requested to be registered in any other Long-Form Registration must equal at least $50,000,000. A registration shall not count as one of the permitted Long-Form Registrations with respect to a holder until it has become effective and maintained continuously effective for a period of at least three months or such shorter period when all Registrable Securities included therein have been sold in accordance therewith (unless such Long-Form Registration has not become effective due to the fault of the holders requesting such registration). All Long-Form Registrations shall be underwritten registrations.
          (c) Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to paragraph 2(b), the holders of the MDCP Registrable Securities, the Mitchell Registrable Securities, the Quadrangle Registrable Securities and the Syufy Registrable Securities, each as a separate group, shall be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses; provided that the aggregate offering value of the Registrable Securities requested to be registered in any Short-Form Registration must equal at least $20,000,000. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration.
          (d) Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their reasonable opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company shall include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder at such time; provided that, if the holder of Registrable Securities that demands a Long-Form Registration under this Section 2 is unable to include in such Long-Form Registration at least 66 2/3% of the number of Registrable Securities requested to be included by such holder in such Long-Form Registration because of the limits imposed under this paragraph 2(d) of this Agreement, then such Long-Form Registration shall not be counted for purposes of the limits on the number of Long-Form Registrations such holder is permitted to demand under paragraph 2(b) of this Agreement. Any Persons other than holders of Registrable Securities who participate in Demand Registrations which are not at the Company’s expense must pay their share of the Registration Expenses as provided in paragraph 6 hereof.
          (e) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration or Piggyback Registration hereunder. The Company may postpone the filing or the effectiveness of a registration statement for a period not to exceed 180 days for a Demand Registration if the Company’s board of directors determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition or sale of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, acquisition, recapitalization, reorganization or similar transaction or would require the disclosure of any material nonpublic information which would reasonably be expected to be detrimental to the Company and its Subsidiaries; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration and provided that the Company may not exercise its right to delay a Demand Registration more than once in any twelve-month period.
          (f) Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) to administer the offering in any Demand Registration.
     3. Piggyback Registrations.
          (a) Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within five business days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities of its intention to effect such a registration and, subject to the terms of paragraphs 3(c) and 3(d) hereof, shall include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice.
          (b) Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations.

          (c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder at such time, and (iii) third, other securities requested to be included in such registration.
          (d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of Registrable Securities and such other securities owned by each such holder at such time, and (ii) second, other securities requested to be included in such registration.
          (e) Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) to administer the offering in any Piggyback Registration.
          (f) Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to paragraph 2 or pursuant to this paragraph 3, and if such previous registration has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the effective date of such previous registration.
     4. Holdback Agreements.
          (a) Each holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.
          (b) The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form

S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) shall cause each holder of at least 5% of its outstanding Company Class A Common Stock, or any securities convertible into or exchangeable or exercisable for Company Class A Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.
     5. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:
          (a) prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective;
          (b) notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be required and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
          (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
          (d) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);
          (e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
          (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its commercially reasonable efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities;
          (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
          (h) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; and
          (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
     6. Registration Expenses.
          (a) All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.

          (b) In connection with each Demand Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements (not exceeding $25,000 for each registration) of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration and for the reasonable fees and disbursements (not exceeding $10,000 for each counsel) of each additional counsel retained by any holder or group of affiliated holders of Registrable Securities for the purpose of rendering a legal opinion on behalf of such holder in connection with any underwritten Demand Registration or Piggyback Registration.
          (c) To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay such holder’s pro rata share of those Registration Expenses based upon the number of Registrable Securities of such holder included in such registration.
     7. Indemnification.
          (a) The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, actions, damages, liabilities and expenses caused by (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and to pay to each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.
          (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.
          (c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the indemnifying party’s consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
          (d) If the indemnification provided for in this paragraph 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
          (e) The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.
     8. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to any over-allotment or “green shoe” options requested by the underwriters, provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
     9. Additional Parties; Joinder. The Company may permit any Person who acquires Company Class A Common Stock or rights to acquire Company Class A Common Stock after the date hereof (the “Acquired Common”) to become a party to this Agreement and to succeed to all of the rights and obligations of a “holder of Registrable Securities” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit A attached hereto, and upon the execution and delivery of the joinder by such Person, such Person shall for all purposes be a “holder of Registrable Securities” under this Agreement with respect to the Acquired Common.
     10. Definitions.
          (a) “Company Class A Common Stock” means the Company’s Class A Common Stock, par value $0.001 per share.
          (b) “Company Preferred Stock” means the Company’s Preferred Stock, with the rights set forth under the Company’s Amended and Restated Certificate of Incorporation.
          (c) “Five-Year Plan” means the Company’s financial information and projections for fiscal years 2004 through 2008 attached hereto as Exhibit B.
          (d) “MDCP Registrable Securities” means any Registrable Securities held by MDCP or any of its Permitted Transferees.

          (e) “Mitchell Registrable Securities” means any Registrable Securities held by any Mitchell Investor or any Permitted Transferee of a Mitchell Investor.
          (f) “Permitted Transferee” has the meaning set forth in the Stockholder Agreement, dated as of the date hereof, between the Company, MDCP and certain other stockholders of the Company.
          (g) “Quadrangle Registrable Securities” means any Registrable Securities held by any Quadrangle Investor or any of its Permitted Transferees.
          (h) “Registrable Securities” means (i) any shares of Company Class A Common Stock issued pursuant to the Contribution Agreement in exchange for shares of Cinemark Class A Common Stock issued pursuant to the MDCP Purchase Agreement, including any shares transferred to a Permitted Transferee, (ii) any shares of Company Class A Common Stock issued pursuant to the Contribution Agreement in exchange for shares of Cinemark Class A Common Stock acquired by the Quadrangle Investors from MDCP pursuant to the Quadrangle Purchase Agreement, (iii) any shares of Company Class A Common Stock issued pursuant to the Contribution Agreement in exchange for shares of Cinemark Class A Common Stock held by the Mitchell Investors immediately after the effectiveness of the merger of Cinemark with Popcorn Merger Corp. on March 12, 2004, (iv) any shares of Company Class A Common Stock issued pursuant to the Contribution Agreement in exchange for shares of Cinemark Class A Common Stock issued pursuant to the Piola Purchase Agreement, (v) any shares of Company Class A Common Stock issued pursuant to the Syufy Contribution Agreement, (vi) any common stock issued or issuable with respect to the securities referred to in clauses (i) and (v) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (vii) any other shares of Class A Common Stock held by Persons holding securities described in clauses (i) to (vi), inclusive, above. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to a offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or repurchased by the Company or any Subsidiary. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder.
          (i) “Syufy Registrable Securities” means any Registrable Securities held by any Syufy Investor or any of its Permitted Transferees.
          (j) Unless otherwise stated, other capitalized terms contained herein have the meanings set forth in the MDCP Purchase Agreement.

     11. Miscellaneous.
          (a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.
          (b) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction in order to enforce or prevent violation of the provisions of this Agreement.
          (c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the holders of a majority of the Registrable Securities; provided that (i) any amendment or waiver that affects only the Mitchell Registrable Securities and not all Registrable Securities in the same manner, must also be approved by the holders of a majority of the Mitchell Registrable Securities, (ii) any amendment or waiver that affects only the Quadrangle Registrable Securities and not all Registrable Securities in the same manner, must also be approved by the holders of a majority of the Quadrangle Registrable Securities and (iii) any amendment or waiver that affects only the Syufy Registrable Securities and not all Registrable Securities in the same manner, must also be approved by the holders of a majority of the Syufy Registrable Securities. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
          (d) Successors and Assigns. Except as otherwise provided herein, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities; provided that if any holder of Registrable Securities which is a limited partnership or limited liability company distributes any Registrable Securities to its partners or members after the Company has effected a registered public offering of the Class A Common Stock under the Securities Act, such transferees of Registrable Securities shall no longer be subject to the provisions of paragraph 4(a) hereof.
          (e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
          (g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          (h) Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          (i) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Investor at the address indicated on the Schedule of Investors and to the Company at the address indicated below:
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Telephone: (972) 665-1108
Facsimile: (972) 665-1004
Attention: Michael Cavalier
With a copy to:
Madison Dearborn Capital Partners IV, L.P.
Three First National Plaza, 38th Floor
Chicago, IL 60602
Telephone: (312) 895-1000
Facsimile: (312) 895-1056
Attention: Benjamin D.Chereskin
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
* * * * *
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Registration Agreement as of the date first written above.

	CINEMARK HOLDINGS, INC.	MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

		By:	Madison Dearborn Partners, IV L.P. its General Partner

		By:	Madison Dearborn Partners, LLC, its General Partner

By:	/s/ Lee Roy Mitchell Lee Roy Mitchell	By:	/s/ Robin P. Selati Robin P. Selati
	Its Chief Executive Officer		Its Managing Director

THE MITCHELL SPECIAL TRUST

	/s/ Lee Roy Mitchell	By:	/s/ Lee Roy Mitchell

	Lee Roy Mitchell		Lee Roy Mitchell Trustee

	/s/ Alan Stock	By:	/s/ Gary D. Witherspoon

	Alan Stock		Gary D. Witherspoon
Trustee

/s/ Timothy Warner

Timothy Warner

/s/ Robert Copple

Robert Copple

/s/ Michael Cavalier

Michael Cavalier

NORTHWESTERN UNIVERSITY

By:	/s/ William H. McLean William H. McLean Its Vice President and Chief Investment Officer

QUADRANGLE CAPITAL PARTNERS LP

By:	Quadrangle GP Investors LP
Its:	General Partner

By:	Quadrangle GP Investors, LLC
Its:	General Partner

By:	/s/ Peter Ezersky Peter Ezersky
Its Managing Principal

QUADRANGLE SELECT PARTNERS LP

By:	Quadrangle GP Investors LP
Its:	General Partner

By:	Quadrangle GP Investors, LLC
Its:	General Partner

By:	/s/ Peter Ezersky Peter Ezersky
Its Managing Principal

QUADRANGLE CAPITAL PARTNERS A LP

By:	Quadrangle GP Investors LP
Its:	General Partner

By:	Quadrangle GP Investors, LLC
Its:	General Partner

By:	/s/ Peter Ezersky Peter Ezersky
Its Managing Principal

QUADRANGLE (CINEMARK) CAPITAL PARTNERS LP

By:	/s/ Peter Ezersky Peter Ezersky
Its Managing Principal

     IN WITNESS WHEREOF, the parties hereto have executed this Registration Agreement on the day and year first above written.

/s/ John Madigan
John Madigan

K&E INVESTMENT PARTNERS, LLC — 2004-B DIF
By:	/s/ Jack S. Levin
Jack S. Levin
Its: Manager

PIOLA INVESTMENTS LTD.
By:	/s/ Riccardo Arduini
Riccardo Arduini
Its Director

IN WITNESS WHEREOF, the parties hereto have executed this Registration Agreement on the day and year first above written.

SYUFY ENTERPRISES, LP
By:	/s/ Joseph Syufy
Joseph Syufy
President of Syufy Properties, Inc. Its General Partner

CENTURY THEATRES HOLDINGS, LLC
By:	/s/ Joseph Syufy
Joseph Syufy
Its President